U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934

GOLD ROCK HOLDINGS, INC.

(Name of Small Business Issuer in its charter)

Nevada	000-51074	87-0434297
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2020 General Booth Blvd. Suite 230 Virginia Beach, VA 23454
(Address of principal executive offices)

Registrant's telephone number: (757) 306-6090

Registrant's fax number: (757) 306-6092

______________________________________

Copies to:

Richard W. Jones, Esq.

Jones & Haley, P.C.

750 Hammond Drive, Suite 100, Building 12

Atlanta, Georgia 30328-6273

(770) 804-0500

www.corplaw.net

Securities to be registered under Section 12(b) of the Act:  None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001

Title of Class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check One)

Large accelerated filer [ ] Non-accelerated filer [ ] Emerging growth company [ ]	Accelerated filer [ ] Smaller reporting company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 1.  BUSINESS.

Gold Rock Holdings, Inc., a Nevada corporation, provides underground contracting and engineering services as they pertain to running broadband high-speed fiber-optic cables in both urban and rural areas throughout the USA.

Gold Rock Holdings, Inc. (Gold Rock) provides engineering and construction management services producing site-plans, construction drawings, cost computations, fiber network designs, and other related construction services. These services assist underground construction companies in laying fiber-optics and other underground cable in areas across the USA to assist in solving the broadband infrastructure gap.

Gold Rock Holdings, Inc. maintains an executive office in Virginia Beach, Virginia where in all marketing, sales, and customer supports activities are implemented.

Gold Rock intends to grow and further establish itself through marketing campaigns to achieve awareness of its construction and engineering services, as well as drive business growth by partnering with the high-tech service providers, internet service providers, cable service providers, satellite service providers, mobile phone providers, communication providers, and local municipalities. In addition, the Company is actively considering acquisitions that would be acceptable to its business.

Currently, Gold Rock markets itself through third-parties that have existing relationships with these providers in their existing demographic service areas. The third parties are construction companies, or other engineering outfits who propose bids on pending or ongoing high-tech and fiber-optic underground projects in areas that are either lacking or upgrading high-tech broadband infrastructures. Each engineering and consulting job on a case by case on a contractual..

At this time, the Company expects to receive 100% of its revenues from the sale of the Company's "UGnet"construction management, engineering services and fiber network designs, as it pertains to underground fiber-optic high-speed broadband and cable infrastructures. Gold Rock services are offered through the "UGnet" service line, which stands for "Underground Networks."

The Company proactively seeks to expand its Gold Rock "UGnet" services throughout the U.S., and will continue to approach municipalities, utilities, and cable, phone, mobile phone and internet providers with competitive quotes on underground development of high-speed fiber optic broadband connectivity. The Company will continue to try to advance its social media platform with direct online and targeted marketing with the objective of expanding its demographics.

In the USA, there are tens of thousands of municipalities offering and providing bids to high-tech providers, and subsequently giving contracts and permits to develop and upgrade high-tech infrastructure projects for their communities. Gold Rock targets these providers and with the objective to offering competitive bids based on total mileage of underground lines to fulfill objectives of both the municipalities and the provider(s).

The surge in social media, mobile data, and cloud computing, as well as the need for data centers has soared in recent years. This growth isn't expected to slow down anytime soon, as demand for high-speed infrastructure with last mile integrations of high-tech implements (high capacities in megahertz Wi-Fi bands) grows. Gold Rock believes its underground contracting and engineering services can be utilized in the ever-growing needs of high-tech connectivity.

Google, Verizon, AT&T, Cox Communications, ComCast, Qualcomm, T-Mobile, other telcos, and internet/cable providers are all planning to expand in their demographics by offering new and exciting technological advancements based on high-speed connectivity. Their competitiveness appears to be linked to their abilities to provide unique services which in some cases are proprietary to their corporations.

Gold Rock sees an ever-increasing presence of underground infrastructure that needs to meet the growing presence of high-tech advancement. As such, these companies have pledged billions of dollars to be the provider of choice with a high-speed infrastructure offering to their customers. Gold Rock with its UGnet" services believes it has positioned itself to grow its operations based on current demand for reliable network infrastructures.

Fiber-optic high-speed infrastructure projects are growing, whereas the cable projects consist of either repairs or conversion to fiber-optics.

Even though Gold Rock can provide underground consulting in terms of replacing cable wire made of copper, "UGnet" offers fiber-optic cable as a better and more reliable - and in some cases cheaper - upgrade. Gold Rock believes in choosing fiber-optic cables in replacement of copper cables for the following reasons:

            - Fiber-optic transmission is faster

            - Fiber-optic transmission results in less attenuation

            - Fiber-optic cables are impervious to electromagnetic interference (EMI)

            - Fiber-optic cables use light as data stream which cannot catch on fire

            - Fiber-optic cables do not break as easily as copper cables

Gold Rock seeks to first assess the contractors bid proposal's needs based on both existing and future high-tech network requirements, then works with the contractor to find and implement the best solution at the best price. During the process, Gold Rock will ensure the highest quality of services and best practices with the objective to reduce cost and minimize construction zone delays during an installation project.

Gold Rock will evaluate the success of its marketing objectives and determine which marketing strategy provides the best opportunity to increase the sale of Gold Rock's "UGnet"services. As of now, the limited marketing concentrations on services are generated through direct sales or third-party referrals. As sale volumes increase, employment of sales associates will become more and more necessary.

Gold Rock, through its "UGnet" service line, tries to ensure a successful job by working with its underground construction clients to evaluate necessary preparation steps before the onset of an underground installation process, such as:

- Obtaining proper right-of-way permits

- Identifying existing underground utilities such as buried cables or pipes

- Investigating soil conditions in order to determine the installation depth and the plowing equipment needed

- Determining the type of fiber cable that should be used

- Designing site-plans, fiber network designs, and other drawings for successful installation deployments

The newly developed flexible tube cable has a special manufactured construction, and several clear benefits compared to the traditional optical fiber cable. Gold Rock utilizes flexible tube optical fiber cables in its quoted engineering plans. The higher packing density of fibers in flexible tube optical cables results in significantly smaller cables. Additionally, flexible cable construction has features which make installation significantly easier.

"UGnet" implores the "dig-once-rule," meaning that when management reviews an underground high-speed broadband project for bid, plastic conduit is laid at the same time so that additional companies can put in their fiber without reoccurrences of construction zones in the future.

Underground cable installation can be buried directly underground or placed into a buried duct. The cables are plowed in or buried in a trench directly, and the installation process can be very quick. The most common cables used for direct burial are steel-armored, outdoor fiber cables. While underground duct installations can protect the cables from harsh environments, they can also provide opportunities for future expansion without the need to dig. This is the most common practice in many areas nowadays. Another benefit is that fiber cables without armor can also be used, which makes the installation process even easier.

A decade ago, when companies were installing fiber practically everywhere to expand or offer competitive phone, CATV and Internet services, it was not uncommon to find city streets being dug up time after time as each new company negotiated rights-of-way individually with the local governments. Each time a company dug up the streets, snarling traffic, the pavement quality declined because repairs generally were not of sufficient quality or durability.

Smart municipal administrations quickly learned to require whoever was digging up the street to install extra conduit. Ownership of the conduit was transferred to the city and was partial payment for the access to install cables. The practice allowed the city to sell access to other companies or to install their own municipal fiber optic networks without digging up the streets again. Now cities are working with companies and contractors to develop new techniques for installation that are less disruptive.

A number of US Government agencies introduce plans and proposals to increase internet access throughout the USA. Gold Rock believes these plans enhance the need for its "UGnet" services for fiber-optic and last mile Wi-Fi projects throughout the USA.

US residences in rural communities don't have access to high-speed internet because of the high costs of installing fiber across the remote countryside. If, after that initial investment, a company is going to only get two or three customers using that infrastructure, as is often the case in rural areas, it doesn't make sense financially for these companies to build. Also, efforts from "Big Telecom" lobbyists to prevent communities from building their own internet, as either a public utility or a part of a local co-op, have sabotaged the few options these people have. As such, the Federal Communications Commission (FCC) has stated that rural municipalities are partnering with big Fortune 500 entities to find a middle ground to provide modernized high speed fiber-optic fiber to the home (FTTH) - and last mile Wi-Fi options in these rural areas ( http://www.fcc.gov/reports-research/reports/broadband-progress-reports/2016-broadband-progress-report).

Federal assets appear to be available for rural broadband deployment with due consideration for national security concerns. Gold Rock sees an increase in demand for such FTTH broadband high-speed projects in these areas.

"UGnet" also suggests the use of 5G fiber which could be shared for backhaul with rural carriers. 5G wireless increases broadband speeds by 10 to 100 times faster than 4G. That's according to a Deloitte study (https://www2.deloitte.com/us/en/pages/consulting/articles/communications-infrastructure-upgrade-deep-fiber-imperative.html) that found massive investment in fiber infrastructure which will be required for the United States to reach its full 5G potential. "5G relies heavily on fiber and will likely fall far short of its potential unless the United States significantly increases its deep fiber investments,"the study reads. As such, Gold Rock expects 5G underground and aerial fiber-optics demand to continue to grow.

The abundance of connected "Internet of Things" devices is expects to grow year over year for the foreseeable future. The number of autonomous vehicles, which generate lots of data, is projected to grow at a 37% annualized rate through 2025. Not to mention the artificial intelligence market is expected to grow from a roughly $4 billion market to $60 billion by 2025. In short, the growing need for secure and reliable networks isn't about to slow down; it should accelerate in the years ahead. Gold Rock believes it has positioned itself to provide services for the cable and fiber-optic needs of customers and municipalities in high-speed and last mile technology advancements.

Gold Rock believes many of the advantages of using fiber cables can lead to a greater ROI - "Return on Investment" for both private and public broadband projects. With education becoming increasingly more important in the global world, the competitiveness of a society starts with well-educated citizens. Broadband infrastructure projects as they relate to education, both in public and private schools, have seen direct results associated with the access to high-speed networks and Wi-Fi outlets. Gold Rock can provide consultation with municipal school boards and make necessary recommendations as they pertain to costs related to the benefits of quality of education.

When cities realize they can lease fiber networks to companies that wish to offer phone, CATV and Internet services, the installation of municipal fiber networks will just make sense. Local governments have also discovered several funding sources that offset the cost of installing their own networks. Federal funds are available for education to connect the schools, for homeland security to connect the public service departments and surveillance cameras and transportation (smart traffic light system). Also, approximately $7 billion in federal stimulus funds have been made available for installing broadband for underserved areas, many of which are in the inner cities and rural areas.

Gold Rock's objective is to make underground contractors be efficient and low-cost quality bidders. The "UGnet"service line develops plans for reliable communications networks that customers demand. Gold Rock designs plans on installing, upgrading and delivering fiber-optic and cable networks that range from hundreds of feet to hundreds of miles. "UGnet"looks at the best practices for its construction clients installing aerial and underground networks in urban and rural areas as well as in all types of terrain and soil conditions. Our third-party service providers have the ability to design, procure, integrate, and deploy fiber-optic solutions for aerial fiber-optic requirements or underground fiber cable needs. Gold Rock can provide all the engineering and construction management solutions, so there is no need to bring in multiple firms to fulfill the construction bid proposal on fiber-optic and cabling needs.

Gold Rock employs a team of professional contractors that can assist on short notice to resolve pressing issues or begin on a new project for a construction client. Gold Rock's services provide support to telecommunication firms in the "Information Technology" industry with the fiber-optic needs of their clients. "UGnet" services support a prime contractor or subcontractor who offers competitive fiber-optic cabling services to its clients. Gold Rock believes its prices reflect the commitment to offer the highest quality service at affordable rates to meet its construction clients' technological and financial needs, thus winning bid proposals.

Many municipalities in conjunction with utilities, cable, internet providers, and others are increasingly burying overhead cables, in areas prone to severe weather and hurricane areas in particular. As climatologists believe stronger storms are likely in the future, federal, state and local governments are developing plans to minimize service disruptions. This objective opens another marketing and sales opportunity for Gold Rock's "UGnet" services in the removal of aerial utility poles, and replacing them with an underground system.

Additionally, Gold Rock holds the exclusive rights and patents to the Z-mix product-line. Z-mix utilizes a proprietary bonding agent when mixed with a composite of shred auto/ truck tires and can be used in the construction of stand-alone homes. The product has shown that it can be stronger than steel and lighter than wood. And, the Z-Mix home can withstand hurricane force winds, earthquakes, and be very fire retardant. This product remains an opportunity for the company in the future, whereas a self-sustained Z-Mix home can be completely built in a matter of hours compared to elongated process in building a conventional wood-framed home as well as how they're built for a fraction of the cost.

At this time, the Company's revenue is expected to be received from its management and engineering services as it pertains to underground infrastructure projects for Wi-Fi and broadband high-tech grid improvements. As revenues increase, the Company will look at the Z-mix product line and determined feasibilities when that time comes in the future.

The Company will soon offer its construction management, engineering, and consulting services available at www.goldrockholdings.us - currently under development.

>The pandemic has highlighted the digital divide between urban and rural communities, with many remote areas having limited or no broadband access.  A Company objective is to present and share broadband perspectives and models with federal, state and local governments so they can achieve effective, efficient and reasonable priced broadband connectivity. Gold Rock Holdings, Inc. believes it has positioned itself to expand such access through its "GNet" services.

The Company has one full time employee, Mr. Merle Ferguson, its sole officer and director.

REPORTS TO SECURITY HOLDERS.

Following the effectiveness of this Registration Statement the Company will be a reporting company and will comply with the requirements of the Securities Exchange Act of 1934 (the "Act"), as amended, and will file all required reports with the SEC.

The public may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

ITEM 1A.  RISK FACTORS.

The following risks and uncertainties are important factors that could cause actual results or events to differ materially from those indicated by forward-looking statements. The factors described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and results.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. As a result, the market price of shares of our Common Stock could decline significantly.

There may exist conflicts of interest on the part of our officers and directors.

Our directors and officers are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Our officers and directors are engaged in business activities outside of the Company. There exists potential conflicts of interest including, among other things, time, effort and business combinations with other such entities.

We have no operating profits to date. There are many impediments to us turning our business into a profitable enterprise in the foreseeable future. Continuing losses may exhaust our capital resources and force us to discontinue operations.

Our ability to turn our business into a profitable enterprise depends on many factors, including:

▪	securing adequate funding to sustain us until we are able to generate sufficient sales revenue;

▪	generating and sustaining customer interest and strategic relationships that translate into contract sales;

▪	completing research and development of current fiber optic products and developing additional contract services;

▪	producing quality contracting services in a timely manner to fulfill customer delivery and acceptance requirements;

▪	identifying, implementing and maintaining the appropriate protection for our intellectual property rights;

▪	anticipating contracting work, product development and marketing activities in the industry in which we operate;

▪	maintaining and expanding our operations; and

▪	attracting and retaining a qualified work force.

We cannot assure you that we will achieve any of the foregoing factors or realize profitability in the immediate future or at any time.

We are in need of additional funding to sustain our business as a going concern. Several factors may impact our ability to secure the funds necessary to carry on our business.

Our business does not currently generate enough revenue to sustain our activities. At March 31, 2021, we had net working capital of $600, a cash balance of $1,700, and stockholders' equity of $600.  We require additional debt or equity funding from third parties to provide us with the necessary capital to carry on our business. Several factors may limit our ability to attract sources of these funds, including:

▪	We have no history of profitability;

▪	Our current levels of debt, other liabilities and shareholder equity;

▪	The limited market for trading our Common Stock;

▪	The unproven market for our "UNet" contracting of underground and overhead installations of fiber optic and cable leading to uncertainty as to our ability to generate sales revenues; and

We cannot assure you that we will be able to secure the funds we need in the amounts and at the times we require them in order for us to continue in business.  If we are unable to identify and secure additional funding immediately, we will likely be required to curtail certain portions of our operations, or cease operations entirely.  Because of our financial condition, our independent auditors have qualified their opinion on our financial statements regarding our ability to continue as a going concern.

The highly competitive nature of our industry could affect our results of operations, which would make profitability even more difficult to achieve and sustain.

The cable installment business is highly competitive. Many existing and potential competitors have greater financial resources, larger market shares, and larger production and technology research capabilities than us. This may enable them to establish a stronger competitive position, in part, through greater marketing opportunities and challenges to our intellectual property. If we are unable to address competitive developments quickly and effectively, we may not be able to grow our business or remain a viable entity.

We rely upon third party relationships. The loss of one or more of those relationships could impair our ability to fulfill our business plan.

We do not manufacture our fiber optic or copper cable products. Based on quality, price, and performance, we have selected certain suppliers, vendors and subcontractors that provide raw materials and services related to underground construction. For some items we are dependent on a single supplier or a small number of suppliers. Although we have identified alternate sources, there can be no assurance that a transition to such alternative sources would not entail quality assurance and quality control difficulties, on-time delivery problems, or other transitional problems, any or all of which could have an impact on our services and could have a material adverse effect on our business, financial condition, or results of operations.

If we fail to adapt to changes affecting our products technology and the markets, we will become less competitive, thereby adversely affecting our future financial performance.

Unless we can develop our present products and services, our ability to generate revenue may be hindered and our ability to achieve profitability will be negatively affected. In order to remain competitive, we must respond in a timely and cost-efficient basis to changes in technology, industry standards and procedures, and customer preferences. We must be able to continuously develop new products and services to address these developments. In some cases these changes may be significant and the cost to address these changes may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to respond to changes in the marketplace. Also, the cost of adapting our technologies, products and services may have a material adverse affect on our operating results.

Our business could be adversely affected by local, state, national and international laws and regulations.

The contract sale of our current services have not required registration under any domestic or international laws or regulations. We anticipate, however, that construction permits, as well as some product applications we pursue with customers, may require such registration in the future in order to market and sell our services. Moreover, such laws could change and thereby require the registration of our services, or require regulatory approval for such services.  The process of obtaining regulatory approval is typically costly and time consuming, and involves a high level of uncertainty as to its outcome. Complying with such laws and regulations could negatively affect our business and anticipated revenues and there can be no assurance that we will successfully satisfy applicable regulatory requirements.

In addition, although we have not historically been significantly affected by any United States governmental restrictions on import, export and customs regulations and other present local, state or federal regulation, any future legislation or administrative action restricting our ability to sell our products to certain countries outside the United States could significantly affect our ability to make certain foreign sales. The extent of adverse governmental regulation, which might result from future legislation or administrative action, cannot be accurately predicted. In particular, the USA Patriot Act and other governmental regulations may impose export restrictions on sale of equipment or transfer of technology to certain countries or groups. There can be no assurance that our ability to sell will not be impacted by any such legislation or designation. Depending upon which countries and sales may be designated for trade restriction, and the extent of our foreign sales in the future, such action could have a material adverse effect on our business, financial condition, or results of operations.

Our business plan and future growth strategy anticipates that we may make targeted strategic acquisitions. An acquisition may disrupt our business, dilute stockholder value and distract management's attention from operations.

Part of our business plan for growth anticipates the possibility of acquiring new products or businesses through targeted strategic acquisitions. We may not be able to identify appropriate targets or acquire them on reasonable terms. Even if we make strategic acquisitions, we may not be able to integrate these products and/or businesses into our existing operations in a cost-effective and efficient manner. If we attempt and fail to execute this strategy, our revenues may not increase and our ability to achieve profitability may be impaired. Currently, our ability to make strategic acquisitions may be hampered by our limited capital resources and the limited public market for our stock.

Our intellectual property may infringe on the rights of others, resulting in costly litigation.

In recent years there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. We are not now aware of any such allegations against us, and no such lawsuit has been filed at this time. However, other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. We cannot assure you that we would have secured a "freedom to operate" opinion in respect to any particular area of practice. Thus, in the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives. Any of these results would increase our cash expenditures, adversely affecting our financial condition.

We may not be able to manage our growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our management and internal resources, and other problems may arise that could adversely affect our financial performance. We expect that our efforts to grow will place a significant strain on personnel, management systems, infrastructure and other resources. Our ability to effectively manage future growth will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

Being a public company involves increased administrative costs, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

As a public company, we incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC require public companies to institute or change corporate governance practices, and public disclosure controls and procedures. These rules and regulations require us to devote significant resources to developing, implementing, reporting on and auditing procedures appropriate for our business and its size. This increased level of compliance requirements has made it more difficult for us to attract and retain qualified executive officers and directors and, in particular, directors to serve on an audit committee.

We may not be able to attract additional qualified individuals to serve on our Board of Directors, which could adversely affect our controls and procedures.

Our Board is composed of one (1) director, Merle Ferguson.  We do not maintain any standing committees, such as audit, compensation, governance or nominating committees. Our entire Board performs the tasks of an audit committee.

We have found it difficult to attract and retain qualified individuals to serve on our Board. Our financial position makes it difficult for us to offer our outside Board members meaningful compensation. While we do pay expenses incurred by our directors in connection with attending Board meetings, we do not currently provide any cash compensation to them for their service. We maintain nominal director and officer liability coverage. Taken as a whole, this may not provide the level of security an individual would feel desirable when evaluating whether he or she wished to serve on the Board of a public company in today's environment.

Risks Factors Related to Ownership of Our Common Stock

Our Common Stock is thinly traded and the majority of our stockholders hold restricted shares. The sale of all the shares that are eligible for Rule 144 treatment would result in the sudden increase in the number of shares available for trading in the public market, which could have a negative effect on our stock price.

The Company currently has 29,270,666 shares of our Common Stock that is freely tradeable. Stockholders who possess freely tradeable shares of our Common Stock: (a) are non-affiliated shareholders who have held our shares for at least one year; (b) acquired shares in the public trading market; or (c) hold shares of our Common Stock, which have been registered under the Securities Act of 1933, as amended. In addition, the Company has 57,956,834 shares of common stock eligible for sale pursuant to Rule 144. As a result, the sale of the Rule 144 shares could flood the market and result in enormous reductions in the trading price of the Company's stock.

We cannot assure you that there will be an active trading market for our Common Stock and it could be difficult for holders of our Common Stock to liquidate their shares.

Even though our Common Stock is expected to continue to be quoted on the OTC MARKETS Pink sheets, we cannot predict the extent to which a trading market will develop or how liquid that market might become. Also, many of our shares are "restricted securities" within the meaning of SEC Rule 144 and they are, therefore, subject to certain limitations on the ability of holders to resell such shares. Because only a small percentage of our outstanding shares are freely tradeable in the public market, the price of our shares could be volatile, and liquidation of a person's holdings may be difficult. Thus, holders of our Common Stock may be required to retain their shares for a long period of time. Since few of our outstanding shares of Common Stock have been registered under federal or state securities laws, the majority of our Common Stock may not be sold or otherwise transferred without registration or reliance upon a valid exemption from registration.

We do not anticipate paying dividends on our Common Stock in the foreseeable future. This could make our Common Stock less attractive to potential investors.

We anticipate that we will retain any future earnings and other cash resources for future operation and development of our business. We do not intend to declare or pay any cash dividends on our Common Stock in the foreseeable future.  Any future payment of cash dividends on our Common Stock will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Future sales or the potential for sale of a substantial number of shares of our Common Stock could cause our market value to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our Common Stock in the public markets, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities.

The authorization and issuance of blank-check Preferred Stock may prevent or discourage a change in our control or management.

Our amended articles of incorporation authorize the Board of Directors to issue up to one hundred million shares of Preferred Stock without stockholder approval, having terms, conditions, rights, preferences and designations as the Board may determine. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by the rights and any additional series of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding Common Stock.

Trading in our shares may be subject to certain "penny stock" regulations which could have a negative effect on the price of our shares in the public trading market.

Public trading of our Common Stock on the OTC Markets, Pink Current Information designation under the symbol GRHI, may be subject to certain provisions, commonly referred to as the penny stock rule, promulgated under the Securities Exchange Act of 1934. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

•	make a special suitability determination for purchasers of our stocks;

•	receive the purchaser's written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our Common Stock. Also, many prospective investors may not want to bear the burden of the additional administrative requirements, which may have a material adverse effect on the trading of our shares. As a result of these rules, our shares may not be as liquid as other securities available in the marketplace.

Our success depends substantially on the value of our contractor services and unfavorable publicity could harm our business.

Our business can be adversely affected by publicity resulting from complaints, litigation or general publicity regarding poor product quality of cable, faulty installations, destruction of propety of or other concerns.  Negative publicity from traditional media or online social network postings may also adversely affect us.

There has been a marked increase in the use of social media platforms and similar devices, including weblogs (blogs), social media websites, and other forms of Internet-based communications, which allow individuals access to a broad audience of consumers and other interested persons. Consumers value readily available information concerning goods and services that they have or plan to purchase, and may act on such information without further investigation or authentication. The availability of information on social media platforms is virtually immediate, as is its impact. Many social media platforms immediately publish the content their subscribers and participants can post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our Company may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction. Such platforms also could be used for dissemination of trade secret information, compromising valuable company assets. In summary, the dissemination of information online could harm our business, prospects, financial condition and results of operations, regardless of the information's accuracy.

Changes in consumer preferences or discretionary consumer spending could harm our performance.

Our success depends, in part, upon the popularity of the growth in broadband contactivity in both urban and rural areas. Shifts in consumer preferences could negatively affect our future profitability.  Such shifts could be based on technological advancement related to many factors.   In addition, our success depends, to a significant extent, on numerous factors affecting discretionary consumer spending, general economic conditions (including the continuing effects of the recent recession), disposable consumer income, consumer confidence, federal, state and local governments budgets.  A decline in consumer spending or in economic conditions could reduce demand for our product or impose practical limits on pricing, either of which could harm our business, financial condition, operating results or cash flow.

Legal actions could have an adverse effect on us.

We have faced in the past and could face in the future legal actions. Many state and federal laws that govern our industry, and if we fail to comply with these laws, we could be liable for damages or penalties.  Further, we may face litigation from municipalities and other customers alleging that we were responsible for underground developments of the placing of fiber optic and copper cables. In light of the potential cost and uncertainty involved in litigation, we may settle matters even when we believe we have a meritorious defense. Litigation and its related costs may have a material adverse effect on our results of operations and financial condition..

Our current insurance may not provide adequate levels of coverage against claims.

We currently maintain insurance that is customary for a business of our nature.  However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure against, such as losses due to natural disasters.  Such damages could have a material adverse effect on our business and the results of operations.  Additionally, there is no assurance that we will be able to maintain our current coverage at acceptable premium rates or that any coverage will be available to us in the future.

Failure to establish and maintain our internal control over financial reporting could harm our business and financial results.

Our management team members are responsible for establishing and maintaining effective internal control over financial reporting.  We have identified a material weakness in connection with our assessment of the effectiveness of internal control over financial reporting.  However, internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that we would prevent or detect a misstatement of our financial statements or fraud.  Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.  Any failure to remediate a material weakness or the occurrence of additional material weaknesses in internal control over financial reporting could cause a loss of investor confidence and decline in the market price of our stock.

Our inability or failure to effectively manage our marketing through social media could materially adversely impact our business.

As part of our marketing efforts, we rely on search engine marketing and social media platforms such as Facebook® and Twitter® to attract and retain customers. We also are initiating a multi-year effort to implement new technology platforms that should allow us to digitally engage with our customers and team members and strengthen our marketing and analytics capabilities. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenues or increased employee engagement. In addition, a variety of risks are associated with the use of social media, including the improper disclosure of proprietary information, negative comments about our Company, exposure of personally identifiable information, fraud, or out-of-date information. The inappropriate use of social media vehicles by our guests or team members could increase our costs, lead to litigation or result in negative publicity that could damage our reputation.

Competition

The general contacting of underground development of internet infrastructure utilizing fiber optic and copper cables is a business that is highly competitive, with a number of companies that have many facilities and are better established than the Company. Many of the more established contractors have substantially greater financial resources, facilities, and depth and experience of personnel than the Company.

Government Regulations

The operation of the Company is subject to various federal, state, and local regulations.  The Company believes that its structure and contemplated operation will not violate current legal requirements.  There is no assurance, however, that regulatory agencies will not take a position that is contrary to the position of the Company or that applicable regulations will not change in a manner that would necessitate a change in the Company's method of operation.  Such a development could have a material adverse financial impact on the Company.

Dependence on Manager

The Company is dependent upon the services of its sole officer and director, Merle Ferguson.  If the Company should lose the services of its current management, there could be a material adverse impact on the Company's business, unless a suitable replacement could be engaged by the Company on satisfactory terms.  There can be no assurance, however, that the Company could engage a suitable replacement on satisfactory terms.  Consequently, the loss of the services of our current management could impose severe adverse consequences on the Company.

Needs to Raise Additional Capital

The Company believes that its current resources will be sufficient to meet its liquidity and capital requirements in the short term; however, there can be no assurance that such funds will be sufficient to meet the Company's capital requirements over the long term. The Company may be required to incur debt, issue equity securities or enter into other financing arrangements to meet the Company's future capital needs.  There is no assurance that the Company will be successful in raising sufficient additional capital for its long-term requirements, and there is no assurance that such financing will be available on terms acceptable to the Company.

Net Losses

The Company was formed in December 30, 1993, and it recently changes its business plan to the provide construction management services as it pertains to underground and overhead fiber optic and cable internet infrastructures. The Company has incurred a loss each year.  Accordingly, the Company's operations are subject to all the risks inherent in the establishment of a new business enterprise.  The Company has reported a net loss for each of the last two fiscal years.  The net loss reported by the Company was $41,000 and $32,200 in fiscal 2020 and 2019, respectively (see Financial Statements attached hereto as Item 13).

We have never paid dividends on our common stock.

We have never paid dividends on our Common Stock and do not presently intend to pay dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business plan.

Authorization of Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.001, with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized preferred stock, we may do so in the future.

This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses.

Forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The Company has a Limited Number of Customers.

The Company currently has no clients. The goal of the Company's business plan is to broaden its customer base, however, there is no assurance this goal will be attained. Having no clients create a risk that the Company's revenues could remain at zero.

Consequences of Being Classified as a Shell Corporation.

A shell corporation is defined as a corporation with no or nominal operations and no or nominal cash assets. We believe that the Company is not a shell company, because it is an operating company with an operating business and on an established business plan. In the event the Company is classified as a shell, the Company and its shareholders would not be eligible to use certain SEC rules such as Rule 144 and S-8 Registration Statement. This could have a negative impact on the perceived value of the Company and the value of the Company's shares.

Coronavirus Impact (COVID-19)

Due to the recent outbreak of the coronavirus reported in many countries worldwide, local and federal governments have issued travel advisories, canceled large scale public events and closed schools. In addition, companies have begun to cancelled conferences and travel plans and required employees to work from home. Global financial markets have also experienced extreme volatility and disruptions to capital and credit markets.

Adverse events such as health-related concerns about working in our offices, the inability to travel, potential impact on our business partners and customers, and other matters affecting the general work and business environment could harm our business and delay the implementation of our business plan.

Management is currently aware of the global and domestic issues arising from the Covid-19 pandemic and the possible direct and indirect effects on the Company's operations. The pandemic could affect the Company's current financial position, future results of operations, or liquidity. However, investors should also be aware of factors, which includes the possibility of Covid-19 affects on operational status, could have a negative impact on the Company's prospects and the consistency of progress in the areas of revenue generation, liquidity, and generation of capital resources. These may include: (i) variations in revenue, (ii) possible inability to attract investors for its equity securities or otherwise raise adequate funds from any source should the company seek to do so, (iii) increased governmental regulation or significant changes in that regulation, (iv) increased competition, (v) unfavorable outcomes to litigation involving the Company or to which the Company may become a party in the future, and (vi) a very competitive and rapidly changing operating environment. The adverse events may also adversely impact our ability to raise capital or to continue as a going concern. We continue to monitor the impact of the coronavirus on our operations. The global economic slowdown and the other risks and uncertainties associated with the pandemic could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, to the extent the ongoing COVID-19 pandemic adversely affects the Company's business and results of operations. It may also have the effect of heightening many of the other risks and uncertainties which the Company faces.

ITEM 2.  FINANCIAL INFORMATION.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Forward Looking Statements

From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by us with the Securities and Exchange Commission. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project or projected", or similar expressions are intended to identify "forward-looking statements". Such statements are qualified in their entirety by reference to and are accompanied by the above discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.

Management is currently unaware of any trends or conditions other than those mentioned in this management's discussion and analysis that could have a material adverse effect on the company's current financial position, future results of operations, or liquidity, because its current operations are limited. However, investors should also be aware of factors that could have a negative impact on the company's prospects and the consistency of progress in the areas of revenue generation, liquidity, and generation of capital resources, once it begins to implement its business plan. These may include: (i) variations in revenue, (ii) possible inability to attract investors for its equity securities or otherwise raise adequate funds from any source should the company seek to do so, (iii) increased governmental regulation or significant changes in that regulation, (iv) increased competition, (v) unfavorable outcomes to litigation involving the company or to which the company may become a party in the future, and (vi) a very competitive and rapidly changing operating environment.

The risks identified here are not all inclusive. New risk factors emerge from time to time and it is not possible for management to predict all of such risk factors, nor can it assess the impact of all such risk factors on the company's business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

The financial information set forth in the following discussion should be read with the financial statements of Gold Rock Holdings, Inc.. included elsewhere herein.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overall Operating Results:

Three Months – March 31, 2021 and 2020 Statements

Revenues from  the Company's fiber optic underground and overhead contracting for the three  months ended March 31, 2021 and for the three months ending March 31, 2020 were $-0- and $-0-, respectively. During the three months ended March 31, 2020 and 2019, the Company received no contracts.

Gross Margins for the three months ended March 31, 2021 and the same period in 2020 are $-0-, non-existent, due to the fact that the Company had no successful bids or contracts for contract work.

Gross Profit for the three months ended March 31, 2021 was $-0- and for the three months ended March 31, 2020 was $-0-.  Since the Company had no sales in the respective periods, $-0- Gross Profit.

The Cost of Goods Sold for the three months ended March 31, 2021 was $-0- and for the three months ending March 31, 2020 was $-0-, respectively.  The Company had no costs associated with the sale of its contracting services due to no sales receipts during these respective periods.

General and Administrative Expenses three months ended March 31, 2021, totaled $300, compared to $300 for the three months ended March 31, 2020. There was no changes between the same periods ended March 31, 2021 and 2020, which was attributed to cost paid to the Company's transfer agent.

Year Ended December 31, 2020, Compared to Year Ended December 31, 2019.

Revenues for the Company's year ended for both periods ending December 31, 2020 and 2019 totaled $-0-.

Cost of Goods Sold for the year ending December 31, 2020 totaled $-0- compared to $-0- for year ended December 31, 2019; no contract sales or successful bidding on underground fiber optic internet infrastructure projects.

Gross margins between 2020 and 2019 are $-0-, non-existent, due to the fact that the Company had no successful bids or contracts for contract work.

Gross profit for the year ended December 31, 2020 was $-0- as compared to gross profit for $-0 for the year ended December 31, 2019. The Company had no sales in the respective periods, $-0- Gross Profit.

General and Administrative expenses for the year ended December 31, 2020 totaled $2,100 compared to $1,200 for December 31, 2019, primarily due to increases in professional service fees.

Net Loss

Net loss for the Three Month Ended March 31, 2021 and 2020 were $33,000 and $33,000, respectively.

Net loss for the year ended December 31, 2020 and 2019 were $41,000 and $33,200, respectively.

Liquidity and Capital Resources:

As of March 31, 2021, our assets totaled $1,700, which consisted of cash. Our total liabilities were $1,100 which consisted of accounts payable and accrued Board of Directors Compensation expenses. As of March 31, 2021, the Company had an accumulated deficit of $140,800 and a working capital of $600.

As of December 31, 2020, our assets totaled $1,800, which consisted of cash and prepaid expenses. The Company's total liabilities were $104,000 which consisted of accounts payable and accrued Board of Directors Compensation expenses.  As of this date the Company had an accumulated deficit of $107,500 and working capital deficit of $102,200.

As of December 31, 2019, our assets totaled $1,700, which consisted of cash. The Company's total liabilities were $62,300 which consisted of accounts payable and accrued Board of Directors Compensation expenses.  As of this date the Company had an accumulated deficit of $63,400 and working capital deficit of $60,600.

Our independent auditors, in their report on the financial statements, have indicated that the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As indicated herein, we need capital for the implementation of our business plan, and we will need additional capital for continuing our operations.  We do not have sufficient revenues to pay our operating expenses at this time.  Unless the Company is able to raise working capital, it is likely that the Company will either have to cease operations or substantially change its methods of operations or change its business plan (See Note 4 in Financial Statements). For the next 12 months the Company has a commitment from its CEO to advance funds as necessary to meeting our operating requirement.

New Accounting Pronouncements

Gold Rock Holdings, Inc. does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company, or any of its subsidiaries' operating results, financial position, or cash flow.

Accounting Principals

The Company has implemented all new accounting pronouncements that are in effect and is evaluating any that may impact its financial statements, including revenue recognition.  The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Revenue Recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), revenues are recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: 1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the company satisfies a performance obligation.

We adopted this ASC on January 1, 2018. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities within them.

ITEM 3.  PROPERTIES.

The Company's administrative functions take place in the office space of Yes International, which is owned and operated by Richard Kaiser, a contract consultant.  As a result, the Company neither rents nor owns any properties. The Company currently has no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 29, 2021, by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our officers and directors; and (iii) all of our directors and officers as a group.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percentage Ownership of Common stock (1)

Merle Ferguson (2) 1750 Barbara Lane Encinitas, CA 92024	46,407,241	53.18%
Richard Kaiser 3491 Virginia Beach Blvd. Virginia Beach, VA 23452	5,002,501	5.7%
Susan Donohue 1193 N. Broken Hill Drive Green Valley, AZ 85614	5,726,138	6.6%

All Officers and Directors as a Group (1 person)	46,407,241	53.18%

(1)

Applicable percentage ownership is based on 87,227,500 shares outstanding as of June 29, 2021. There are no options, warrants, rights, conversion privilege or similar right to acquire the common stock of the Company outstanding as of June 29,2021.

(2)

Mr. Ferguson owns directly 35,000,000 shares of common shares; he owns indirectly 3,750,000 common shares in his Ministry of Youth entity whole controlled by Mr. Ferguson; he owns indirectly 3,256,805 common shares in CS&S a company controlled by Mr. Ferguson; he owns indirectly 3,000,000 common shares in Trade Exchange International, Inc., a company controlled by Mr. Ferguson; he owns indirectly 500,000 shares in Vegas Fight Club, Inc., a company controlled by Mr. Ferguson; he owns indirectly 500,010 common shares in Legacy Land, Inc, a company controlled by Mr. Ferguson; he owns indirectly 400,426 commons shares in SCS Enterprises, Inc. a company jointly owned with his x-wife.

(3)	Mr. Kaiser owns directly 5,000,000 shares of common stock and he owns 2,501 shares beneficially through his Company, Yes International, Inc.

(4)	Ms. Donohue owns her shares beneficially through her wholly owned company, TJJR Enterprises, Inc.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

The following table provides information concerning our officers and directors. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

NAME	AGE	POSITION
Merle Ferguson	74	President/Treasurer/Director

BIOGRAPHY

Mr. Ferguson became Chairman of the Board of the Company in January 2000, and since January 2014 he has been the sole officer / director of the Company.  Prior to that, he had no relationship with the Company. Mr. Ferguson attended Yakima Valley College from 1964-1966 with a major in forestry and a minor in Business Management. In April of 1966, he enlisted in the United States Marine Corps, serving two tours in Vietnam, and was honorably discharged in 1970. From January 12, 2010 to March, 19, 2019, Mr. Ferguson served as Chairman, Secretary, Treasurer and a majority shareholder of Predictive Technology Group, Inc., a company located in Salt Lake City, Utah. Predicitve Technology Group, Inc. is a biotech company involved in the manufacturing and marketing of products making stem cells and genetic therapeutics. Predictive Technology Group, Inc.'s stock trades on the OTC Markets-Pink. From January 2009 to the present, Mr. Ferguson has served as Chairman, President, CEO, CFO and majority owner of Element Global, Inc., located in Virginia Beach, Virginia.  Element Global provides mining, media and energy services.  The stock of Element Global trades on the OTC Markets Pink, no information market. Beginning in May, 2014, Mr. Ferguson also became Chairman and President of Element Global. Mr. Ferguson became Chairman of the Board of the BioForce Nanosciences Holdings, Inc. on July 8, 2013, and subsequently on December 1, 2016 he also became CEO and President of the BioForce Nanosciences Holdings, Inc., a company which sellsvitamin supplements and which is located in Virginia Beach, Virginia. Since November 2018, Mr. Ferguson served as President, Chairman and CEO of Bravo Multinational, Inc., located in Virginia Beach, Virginia, which operates gaming machines in the casino industry. Bravo Multinational, Inc. is a stock that is traded on the over-the-counter market. As of November 2018, Mr. Ferguson has also served as a Chairman and CEO of Bravo Multinational, Inc., a public company formed under the laws of Wyoming, with its headquarters located in Virginia Beach, VA.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert, because it has inadequate financial resources at this time to hire such an expert. The Company anticipates that a qualified financial expert will be obtained when the Company's financial position improves.

ITEM 6.  EXECUTIVE COMPENSATION.

Name and Principal Position	Year	Salary	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($) (1)(2)(3)
Merle Ferguson President, CEO and Director	2019 2020	$30,000 $30,000	$-0- $-0-	$-0- $-0-	$-0- $-0-	$-0- $-0-	$-0- $-0-	$-0- $-0-	$30,000(2) $30,000(2)

(1) Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

(2) Shares of common stock were issued to Mr. Ferguson in connection with his employment contract for 2019 and 2020.

Employment Agreements

The Company has an employment contract with Mr. Ferguson for the period from January 01, 2017 until December 31, 2022 (See Exhibit 10.1). There are no other compensation plans or arrangements which the Company has entered.

Stock Options

The Company had no stock options outstanding at June 29, 2021.

Board of Directors Compensation

Our director receive compensation for his service as an Officer / Director of the Company for the years ended December 31, 2020 and 2019 in the amount of $30,000 per year.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Mr. Merle Ferguson, Chairman, CEO and President of the Company paid $2,500 and in 2020 and and he paid $1,110 in 2019 for Company expenses, with no expectations that these payments would be repaid. Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

ITEM 8.  LEGAL PROCEEDINGS.

At this time, there are no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

a) Market Information. The Company's common stock is traded in the OTC Market. There are currently no shares of common stock that are subject to outstanding options or warrants to purchase, or securities convertible into, the common stock of the Company. The Company has not agreed to register any of its shares of common stock for sale by holders of such common stock. In addition, at this time none of the Company's common stock is being or has proposed to be publicly offered by the Company.

(b) Holders. As of the date hereof, there are 205 holders of 87,227,500 shares of the Company's common stock.

(c) Dividends. The Company has not paid any cash dividends to date and does not anticipate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

In April 2021, the Company issued 40,000,000 shares of restricted common stock in payment of certain relief of accounts payable, valued at $137,000. These payables were related to accrued officer/director pay from 2016 to 2020 which was paid by the issuance of 35,000,000 shares for officer and director salaries and 5,000,000 shares were issued for accrued contract services. No underwriter was involved with the sale and no commissions were paid in connection with such sale.

All securities issued by the Company as described above are deemed "restricted securities" within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to the "private placement" exemption under Section 4(2) of the Securities Act. Such transactions did not involve a public offering of securities. All purchasers in the private placement had access to information about the Company which was necessary to allow the investors to make an informed investment decision. The Company has been informed that all purchasers are able to bear the economic risk of this investment and are aware that the securities were not registered under the Securities Act, and cannot be re-offered or re-sold unless they are registered or are qualified for sale pursuant to an exemption from registration. The transfer agent and registrar of the Company will be instructed to mark "stop transfer" on its ledger regarding these shares.

Neither the Company nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising.

The securities were acquired by the purchasers for their own account and not with the view to, or for resale in connection with any distribution. A legend was placed on the certificates issued stating that the securities were not registered under the Securities Act and that they cannot be sold or otherwise transferred without an effective registration under the Act or an exemption therefrom.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock

We are authorized to issue 850,000,000 shares of common stock with a par value of $0.001 per share. As of June 29, 2021, 87,227,500 shares of our common stock were issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

Our shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption or any sinking fund provision, and it carries no subscription or conversion rights. In the event of our liquidation, the holders of the common stock will be entitled to share equally in the corporate assets after satisfaction of all liabilities.

The description contained in this section does not purport to be complete. Reference is made to our certificate of incorporation and bylaws, which are available for inspection upon proper notice at our offices, as well as to the Nevada Revised Statutes.

Holders of our common stock

(i) have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors,

(ii) are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We may issue up to 50,000,000 shares of our preferred stock, par value $0.001 per share, from time to time in one or more series. As of the date of this prospectus, no shares of preferred stock have been issued. Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of preferred stock that may be issued in the future. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Dividends

We have no history of paying dividends, moreover, there is no assurance that we will pay dividends in the future.

Shares Eligible for Future Sale

Our shares are thinly traded on the OTC Market, and we cannot assure you that a significant public market for our common stock will be developed. Sales of substantial amounts of common stock in the public market, or the possibility of substantial sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

The Company has 57,956,834 outstanding shares of common stock that are "restricted" as that term is defined in the Securities Act. At this time, we have not entered into any agreement to register any of our issued and outstanding shares, although such agreement may be entered into in the future, or such an agreement may be made part of the terms of a future combination transaction.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our bylaws and articles of incorporation provide that our officers and directors are indemnified to the fullest extent provided by the Nevada Revised Statutes ("NRS").

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors' immunity. The NRS excepts from that immunity (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Company has not purchased insurance for the directors and officers that would provide coverage for their acts as an officer or director of the Company.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

GOLD ROCK HOLDINGS, INC.

FINANCIAL REPORTS
AT
MARCH 31, 2021

GOLD ROCK HOLDINGS, INC.

CONDENSED BALANCE SHEETS - UNAUDITED

	March 31,	December 31,
	2021	2020
ASSETS
Current Assets
Cash	$ 1,700	$ 1,700
Prepaid Expenses	-	100

Total Current Assets	1,700	1,800

Total Assets	$ 1,700	$ 1,800

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses	$ 100	$ 14,000
Accrued Board of Director Compensation	1,000	90,000

Total Current Liabilities	1,100	104,000

Total Liabilities	1,100	104,000

Stockholders' Deficit
Common Stock - $0.001 Par; 850,000,000 Shares Authorized,
87,227,500 and 47,227,500 Issued and Outstanding, Respectively	87,227	47,227
Additional Paid-In-Capital	54,173	(41,927)
Accumulated Deficit	(140,800)	(107,500)

Total Stockholders' Deficit	600	(102,200)

Total Liabilities and Stockholders' Deficit	$ 1,700	$ 1,800

 The accompanying notes are an integral part of these financial statements

GOLD ROCK HOLDINGS, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

Three Months Ended March 31	2021	2020

Sales	$ -	$ -

Cost of Sales	-	-

Gross Profit	-	-

Operating Expenses
Board of Director Compensation	30,000	30,000
Consulting	3,000	3,000
General and Administrative	300	300

Total Expenses	33,300	33,300

Net Loss for the Period	$ (33,300)	$ (33,300)

Weighted Average Number of Common Shares - Basic and Diluted	50,338,611	47,227,500

Net Loss for the Period Per Common Shares -Basic and Diluted	$ (0.00)	$ (0.00)

 The accompanying notes are an integral part of these financial statements

GOLD ROCK HOLDINGS, INC.

CONDENSED STATEMENTS OF CASH FLOWS - UNAUDITED

Three Months Ended March 31	2021	2020

Cash Flows from Operating Activities

Net Loss for the Period	$ (33,300)	$ (33,300)
Non-Cash Adjustments:
Common Shares Issued for Consulting	3,000	-
Common Shares Issued for Consulting	29,000	-
Changes in Assets and Liabilities:
Prepaid Expenses	100	-
Accounts Payable and Accrued Expenses	100	2,600
Accrued Board of Directors Compensation	1,000	30,000

Net Cash Flows Used In Operating Activities	(100)	(700)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Capital Contributions from Directors	100	700

Net Cash Flows Provided by Financing Activities	100	700

Net Change in Cash	-	-

Cash - Beginning of Period	1,700	1,700

Cash - End of Period	$ 1,700	$ 1,700

Cash Paid During the Period for:
Interest	$ -	$ -
Income Taxes	$ -	$ -

 The accompanying notes are an integral part of these financial statements

GOLD ROCK HOLDINGS, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020 - UNAUDITED

	Common Stock		Additional		Total
	$0.001 Par		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance - January 1, 2020	47,227,500	$ 47,227	$ (44,427)	$ (63,400)	$ (60,600)

Capital Contributions - Director	-	-	700	-	700

Net Loss for the Period	-	-	-	(33,300)	(33,300)

Balance - March 31, 2020	47,227,500	$ 47,227	$ (43,727)	$ (96,700)	$ (93,200)

	Common Stock		Additional		Total
	$0.001 Par		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance - January 1, 2021	47,227,500	$ 47,227	$ (41,927)	$ (107,500)	$ (102,200)

Common Stock Issued for Accrued Expenses & Directors Fees	30,588,235	30,588	73,412	-	104,000

Common Stock Issued for Consulting and Director Compensation	9,411,765	9,412	22,588	-	32,000

Capital Contributions - Director	-	-	100	-	100

Net Loss for the Period	-	-	-	(33,300)	(33,300)

Balance - March 31, 2021	87,227,500	$ 87,227	$ 54,173	$ (140,800)	$ 600

 The accompanying notes are an integral part of these financial statements

GOLD ROCK HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS - UNAUDITED

NOTE 1 – Organization & Description of Business

The Company was incorporated in the State of Utah in December, 1993, as Kowtow, Inc. In August, 1995, the company moved it state of incorporation from the State of Utah to the State of Nevada. In March, 1999, Kowtow, Inc. changed its name to Affordable Homes of America, Inc. On October 12, 2000 we changed our name to World Homes, Inc. and on August 23, 2001 we changed our name to Composite Industries of America, Inc. On September 02, 2004, the Company changed its name to Gold Rock Holdings, Inc. On January 08, 2009 the Company did a name change to The Affordable Homes Group, Inc. On March 01, 2011, the Company changed its name to Global Green Group, Inc. And, On January 09, 2015, the Company changed its name back to Gold Rock Holdings, Inc., the current name of the Company. In 2019, Gold Rock Holdings, Inc. established itself as a provider of engineering and construction management services producing site-plans, construction drawings, cost computations, fiber network designs, and other related construction services. These services assist underground construction companies in laying high-speed fiber-optics and underground cable in areas of the U.S.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed balance sheet at December 31, 2020, has been derived from audited financial statements and the accompanying unaudited condensed interim financial statements as of March 31, 2021 and 2020, have been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the audited financial statements and related footnotes included in our Annual report on Form 10-K for the year ended December 31, 2020 (the "2020 Annual Report"), filed with the Securities and Exchange Commission (the "SEC"). It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments), have been made which are necessary for a fair financial statement presentation. Operating results for the three months ended March 31, 2021, are not necessarily indicative of the results of operations expected for the year ending December 31, 2021.

Method of Accounting

The Company’s condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents may include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions located in the United States, which periodically may exceed federally insured amounts.

Earnings (Loss) per Share

Earnings (loss) per share of common stock are computed in accordance with FASB ASC 260 "Earnings per Share". Basic earnings (loss) per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive. Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings (loss) per share.

GOLD ROCK HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS - UNAUDITED

NOTE 2 – Summary of Significant Accounting Policies - continued

Stock-Based Compensation

We account for employee and non-employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments, including grants of stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Fair Value of Financial Instruments

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts payable and accrued liabilities approximate fair value given their short-term nature or effective interest rates.

Revenue Recognition

The Company implemented ASC 606, Revenue from Contracts with Customers. These included the development of new policies based on the five-step model provided in the new revenue standard, ongoing contract review requirements, and gathering of information provided for disclosures.

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services.  To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

NOTE 3 – Recently Issued Accounting Standards

The Company has implemented all new accounting pronouncements that are in effect and is evaluating any that may impact its financial statements, including the new lease standard.  The Company does not have any leases and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 4 – Going Concern

The Company’s condensed financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported recurring losses from operations and has net current liabilities and an accumulated deficit.  These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

While the Company is attempting to continue operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management believes that the actions presently being taken to further implement the Company’s business plan; to expand sales with a dynamic marketing campaign and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues. During the three months ended March 31, 2021, due to lack of revenues the officers of the Company paid for all expenses through loans to the Company. This allowed the Company to continue as a going concern.

GOLD ROCK HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS - UNAUDITED

NOTE 5 – Related Party Transactions

During the three months ended March 31, 2021 and 2020, the sole board of director paid all expenses of the Company in the amount of $100 and $700, respectively.  The amount paid during the three months ended March 31, 2021 and 2020 was not to be reimbursed therefore, additional paid in capital was increased by $100 and $700, respectively for the periods then ended.

NOTE 6 – Stock

Preferred Stock

Preferred stock consists of 50,000,000 shares authorized at $0.001 par value.  Preferred stock are blank check and have no conversion, dividend or voting rights. At March 31, 2021 and December 31, 2020 there were -0- preferred shares issued and outstanding.

Common Stock

Common stock consists of 850,000,000 shares authorized at $0.001 par value.  At March 31, 2021 and December 31, 2020 there were 87,227,500 and 47,227,500 shares issued and outstanding, respectively.

During the three months ended March 31, 2021, the Company issued 30,588,235 shares to pay $90,000 of accrued board of director compensation and accrued consulting of $14,000 that was included on the balance sheet at December 31, 2020.  The shares value was based on the market price of the Company’s common stock of $0.0034 on the measurement date.

During the three months ended March 31, 2021, the Company issued 9,411,765 shares to pay $32,000 of board of director compensation and consulting services of $3,000 that was included in the statement of operations at March 31, 2021.  The shares value was based on the market price of the Company’s common stock of $0.0034 on the measurement date.

NOTE 7 – Risks and Uncertainties

Coronavirus Impact (COVID-19)

Due to the recent outbreak of the coronavirus reported in many countries worldwide, local and federal governments have issued travel advisories, canceled large scale public events and closed schools. In addition, companies have begun to cancel conferences and travel plans and require employees to work from home. Global financial markets have also experienced extreme volatility and disruptions to capital and credit markets.

We are unable to predict the impact of the coronavirus on our operations at this time. Adverse events such as health-related concerns about working in our offices, the inability to travel, potential impact on our business partners and customers, and other matters affecting the general work and business environment could harm our business and delay the implementation of our business strategy. The adverse events may also adversely impact our ability to raise capital or to continue as a going concern. We continue to monitor the recent outbreak of the coronavirus on our operations.

=====================================================================================================================================================================================================

GOLD ROCK HOLDINGS, INC.

FINANCIAL REPORTS
AT
DECEMBER 31, 2020

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Gold Rock Holdings, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Gold Rock Holdings, Inc. as of December 31, 2020 and 2019, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2021

Lakewood, CO

June 30, 2021

GOLD ROCK HOLDINGS, INC

BALANCE SHEETS (AUDITED)

December 31,	2020	2019

ASSETS
Current Assets
Cash	$ 1,700	$ 1,700
Prepaid Expenses	100	—

Total Current Assets	1,800	1,700

Total Assets	$ 1,800	$ 1,700

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses	$ 14,000	$ 2,300
Accrued Board of Director Compensation	90,000	60,000

Total Current Liabilities	104,000	62,300

Total Liabilities	104,000	62,300

Stockholders' Deficit
Common Stock - $0.001 Par; 850,000,000 Shares Authorized,
47,227,500 Issued and Outstanding	47,227	47,227
Additional Paid-In-Capital	(41,927)	(44,427)
Accumulated Deficit	(107,500)	(63,400)

Total Stockholders' Deficit	(102,200)	(60,600)

Total Liabilities and Stockholders' Deficit	$ 1,800	$ 1,700

 The accompanying notes are an integral part of these financial statements

GOLD ROCK HOLDINGS, INC
STATEMENTS OF OPERATIONS
(AUDITED)

Years Ended December 31	2020	2019

Sales	$ —	$ —

Cost of Sales	—	—

Gross Profit	—	—

Operating Expenses
Board of Director Compensation	30,000	30,000
Consulting	12,000	2,000
General and Administrative	2,100	1,200

Total Expenses	44,100	33,200

Net Loss	$ (44,100)	$ (33,200)

Weighted Average Number of Common Shares -Basic and Diluted	47,227,500	47,227,500

Net Loss Per Common Shares - Basic and Diluted	$ (0.00)	$ (0.00)

 The accompanying notes are an integral part of these financial statements

GOLD ROCK HOLDINGS, INC
STATEMENTS OF CASH FLOWS
(AUDITED)

For the Years Ended December 31,	2020	2019

Cash Flows from Operating Activities

Net Loss	$ (44,100)	$ (33,200)

Changes in Assets and Liabilities:
Prepaid Expenses	(100)	-
Accounts Payable and Accrued Expenses	11,700	2,100
Accrued Board of Directors Compensation	30,000	30,000

Net Cash Flows Used In Operating Activities	(2,500)	(1,100)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Capital Contributions from Directors	2,500	1,100

Net Cash Flows Provided by Financing Activities	2,500	1,100

Net Change in Cash	-	-

Cash - Beginning of Year	1,700	1,700

Cash - End of Year	$ 1,700	$ 1,700

Cash Paid During the Year for:
Interest	$ -	$ -
Income Taxes	$ -	$ -

 The accompanying notes are an integral part of these financial statements

GOLD ROCK HOLDINGS, INC

STATEMENTS OF CHANGES IN STOCKHOLDERS'DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019
(AUDITED)

	Common Stock		Additional		Total
	$0.001 Par		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance - January 1, 2019	47,227,500	$ 47,227	$ (45,527)	$ (30,200)	$ (28,500)

Capital Contributions - Director	-	-	1,100	-	1,100

Net Loss	-	-	-	(33,200)	(33,200)

Balance - December 31, 2019	47,227,500	47,227	(44,427)	(63,400)	(60,600)

Capital Contributions - Director	-	-	2,500	-	2,500

Net Loss	-	-	-	(44,100)	(44,100)

Balance - December 31, 2020	47,227,500	$ 47,227	$ (41,927)	$ (107,500)	$ (102,200)

 The accompanying notes are an integral part of these financial statements

GOLD ROCK HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – Organization & Description of Business

The Company was incorporated in the State of Utah on December, 1993 as Kowtow, Inc. In August, 1995, the company moved it state of incorporation from the State of Utah to the State of Nevada. In March, 1999, Kowtow, Inc. changed its name to Affordable Homes of America, Inc.  On October 12, 2000 we changed our name to World Homes, Inc. and on August 23, 2001 we changed our name to Composite Industries of America, Inc. On September 02, 2004, the Company changed its name to Gold Rock Holdings, Inc. On January 08, 2009 the Company did a name change to The Affordable Homes Group, Inc. On March 01, 2011 the Company changed its name to Global Green Group, Inc. And, On January 09, 2015, the Company changed its name back to Gold Rock Holdings, Inc., the current name of the Company. In 2019, Gold Rock Holdings, Inc. established itself as a provider of engineering and construction management services producing site-plans, construction drawings, cost computations, fiber network designs, and other related construction services. These services assist underground construction companies in laying high-speed fiber-optics and underground cable in areas of the U.S.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company's financial statements have been prepared and presented in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Earnings (Loss) per Share

Earnings (loss) per share of common stock are computed in accordance with FASB ASC 260 "Earnings per Share". Basic earnings (loss) per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive. Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings (loss) per share.

Stock-Based Compensation

We account for employee and non-employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation - Stock Compensation, which requires all share-based payments, including grants of stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Fair Value of Financial Instruments

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts payable and accrued liabilities approximate fair value given their short-term nature or effective interest rates.

GOLD ROCK HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies - continued

Revenue Recognition

The Company implemented ASC 606, Revenue from Contracts with Customers. These included the development of new policies based on the five-step model provided in the new revenue standard, ongoing contract review requirements, and gathering of information provided for disclosures.

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services.  To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

NOTE 3 – Recently Issued Accounting Standards

The Company has implemented all new accounting pronouncements that are in effect and is evaluating any that may impact its financial statements, including the new lease standard.  The Company does not have any leases and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 4 – Going Concern

The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported recurring losses from operations and has net current liabilities and an accumulated deficit.  These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

While the Company is attempting to continue operations and generate revenues, the Company's cash position may not be significant enough to support the Company's daily operations.  Management believes that the actions presently being taken to further implement the Company's business plan; to expand sales with a dynamic marketing campaign and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate revenues. During 2020 due to lack of revenues the officers of the Company paid for all expenses through loans to the Company. This allowed the Company to continue as a going concern.

NOTE 5 – Related Party Transactions

During the years ended December 31, 2020 and 2019, the sole board of director paid all expenses of the Company in the amount of $2,500 and $1,100, respectively. The amount paid during the year ended December 31, 2020 and 2019 was not to be reimbursed therefore, additional paid in capital was increased by $2,500 and $1,100, respectively for the years then ended.

GOLD ROCK HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 – Stock

Preferred Stock

Preferred stock consists of 50,000,000 shares authorized at $0.001 par value. Preferred stock  are "blank check" and have no conversion, dividend  or voting rights. At December 31, 2020 and 2019 there were -0- preferred shares issued and outstanding.

Common Stock

Common stock consists of 850,000,000 shares authorized at $0.001 par value. At December 31, 2020 and 2019 there were 47,227,500 shares issued and outstanding, respectively.

NOTE 7 – Risks and Uncertainties

Coronavirus Impact (COVID-19)

Due to the recent outbreak of the coronavirus reported in many countries worldwide, local and federal governments have issued travel advisories, canceled large scale public events and closed schools. In addition, companies have begun to cancel conferences and travel plans and require employees to work from home. Global financial markets have also experienced extreme volatility and disruptions to capital and credit markets.

We are unable to predict the impact of the coronavirus on our operations at this time. Adverse events such as health-related concerns about working in our offices, the inability to travel, potential impact on our business partners and customers, and other matters affecting the general work and business environment could harm our business and delay the implementation of our business strategy. The adverse events may also adversely impact our ability to raise capital or to continue as a going concern. We continue to monitor the recent outbreak of the coronavirus on our operations.

NOTE 8 – Subsequent Events

On March 23, 2021, the Company issued 40,000,000 restricted common stock shares in payment of accrued board of director compensation and for accrued consulting services at a value of $0.0034 per share.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND  FINANCIAL DISCLOSURES.

There are no disagreements with the accountants on accounting and financial disclosures.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Index to Financial Statements

Financial statements on pages 21-37

(b) Index to Exhibits.

Exhibit No.   Description of Exhibit

3.1 Certificate of Incorporation

3.2 Bylaws

4.1 Specimen Certificate of Common Stock

10.1 Employment Agreement – Merle Ferguson

10.2 Consulting Agreement– Richard Kaiser

23.1 Auditor Consent- BF Borgers

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant:

Gold Rock Holdings, Inc.

By: /s/Merle Ferguson

        Merle Ferguson

Title: Chairman, CEO & CFO

Dated: June 30, 2021